SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Intermediate
Muni Fund Inc. was held on
April 1, 2016, for the purpose of considering and voting upon the election of Directors.
The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees
Common
Shares
Common
Shares


and
Preferred
and
Preferred


Shares
(together,
Shares
(together,
Prefer
red
Preferr
ed

as a
single
class)
as a
single
class)
Share
s
Shares

Votes
For
Votes
Withheld
Votes
For
Votes
Withheld
Robert D.
Agdern
12,804,3
20
280,869
0
0
Carol L.
Colman
0
0
1,920
0
Paolo M.
Cucchi
12,791,6
36
293,553
0
0
Jane Trust
12,809,8
36
275,353
0
0

At May 31, 2016, in addition to Robert D. Agdern, Carol L. Colman, Paolo M. Cucchi and
Jane Trust, the other Directors of the Fund were as follows:

Daniel P. Cronin
Leslie H. Gelb
William R. Hutchinson
Eileen A. Kamerick
Riordan Roett